UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PATHMARK STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATHMARK STORES, INC.
200 Milik Street, Carteret, NJ 07008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2007

To the Stockholders of the Company:

The Annual Meeting of Stockholders of PATHMARK STORES, INC. will be held at the corporate headquarters, 200 Milik Street, Carteret, New Jersey 07008, on Thursday, June 14, 2007, at 10:00 a.m., local Eastern time, for the following purposes:

1.                to elect ten directors;

2.                to ratify our selection of Deloitte & Touche LLP as our independent registered public accountants for 2007; and

3.                to transact such other business as properly may be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Proxy Statement attached to this letter provides you with information about the Annual Meeting of the Company’s stockholders. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of the Company’s Common Stock you own. Accordingly, you are requested to vote your shares by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided, whether or not you plan to attend the Annual Meeting. Alternatively, if your shares are held by a broker and your broker makes the following options available, you may grant a proxy to vote your shares over the Internet or by telephone. Voting by any of these methods available to you will ensure that we can vote your proxy at the Annual Meeting even if you are not there in person.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

By Order of the Board of Directors,

Marc A. Strassler
Senior Vice President,
Secretary and General Counsel

May 11, 2007

PATHMARK STORES, INC.
200 Milik Street
Carteret, New Jersey 07008

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is sent to you in connection with the solicitation of proxies by the Board of Directors of Pathmark Stores, Inc., a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders. The meeting will be held at the Company’s headquarters, 200 Milik Street, Carteret, New Jersey 07008, at 10:00 a.m. (local Eastern time), on Thursday, June 14, 2007, and any adjournment or postponement thereof. Copies of this Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 15, 2007.

As used in this Proxy Statement, “Annual Meeting” refers to the meeting described above, “Company” or “Pathmark” refers to Pathmark Stores, Inc., “Board” or “Board of Directors” refers to the Board of Directors of Pathmark, “Common Stock” refers to the Company’s common stock, par value $0.01 per share, and “Record Date” for the Annual Meeting refers to May 1, 2007.

VOTING INFORMATION

Stockholders Who May Vote

Only holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 52,352,043 shares of Common Stock entitled to vote. Each stockholder shall have one vote per share on all business at the Annual Meeting.

Quorum; Effect of Votes

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for purposes of the Annual Meeting. Outstanding shares of Common Stock represented by stockholders who duly execute and return proxies on the accompanying proxy card will be treated as being present at the Annual Meeting for purposes of determining a quorum. Abstentions and “broker non-votes” (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) will be included in determining the number of shares of Common Stock present at the Annual Meeting for purposes of determining a quorum. A quorum is necessary to hold the Annual Meeting. Once a share of Common Stock is represented at the Annual Meeting, it will be counted for the purpose of determining a quorum at the Annual Meeting and any adjournment or postponement thereof.

The affirmative vote of the holders of a majority of the shares that are represented in person or by proxy at the Annual Meeting and are entitled to vote on the subject matter is required to elect directors, to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountants and to approve any other matters properly brought before the Annual Meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees as directors, and proxies which are marked to abstain or vote against the ratification of the independent registered public accountants, or to deny discretionary authority on other matters, will have the same effect as if the shares represented thereby were voted against such nominee or nominees, against ratification of the independent public accountants, and against such other matters, respectively. Shares that are subject to broker non-votes are considered not entitled to vote on a particular proposal and will have the effect of a vote neither for nor against such proposal, effectively reducing the number of shares of Common Stock needed to approve such proposal.

Proposed Transaction with The Great Atlantic & Pacific Tea Company

As disclosed on the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on March 5, 2007, on March 4, 2007, The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation, (“A&P”) and its wholly owned subsidiary, Sand Merger Corp., a Delaware corporation (the “Merger Sub”), entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which A&P will acquire Pathmark through the merger of Merger Sub with and into Pathmark (the “Merger”).

This Proxy Statement is for our annual meeting and does not contain information regarding the proposed Merger and does not ask you to consider the Merger Agreement or the transactions contemplated thereby. Pathmark will hold a separate, special meeting of stockholders to consider and approve the Merger and the transactions contemplated thereby. We will send a separate package of proxy solicitation materials to you for the special meeting in connection with the Merger.

* * * * *

The Merger is subject to customary closing conditions, including, among others, (i) the approval of the Merger by Pathmark’s stockholders; (ii) the approval of both the issuance of A&P common stock in connection with the Merger and the amendment of certain preemptive rights provisions contained in A&P’s charter by A&P’s stockholders, and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The information presented above and elsewhere in this Proxy Statement relating to the proposed Merger may contain forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors, which are, in many instances, beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements.

Investors are urged to read the joint proxy statement/prospectus regarding the proposed Merger between Pathmark and A&P because it will contain important information about Pathmark, A&P and the Merger. The final joint proxy statement/prospectus will be mailed to the stockholders of A&P and Pathmark. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Pathmark or A&P with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by (i) contacting Pathmark’s Investor Relations at (732) 499-3000, at 200 Milik Street, Carteret, NJ 07008, or by accessing Pathmark’s Investor Relations website; or (ii) contacting A&P’s Investor Relations at (201) 571-4537, at Box 418, 2 Paragon Drive, Montvale, NJ 07645, or by accessing A&P’s Investor Relations website. Investors are urged to read the joint proxy statement/prospectus and other related materials when they become available before making any voting or investment decisions with respect to the Merger.

The Company knows of no other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote or act with respect to such matters in accordance with their best judgment.

Householding of Annual Meeting Materials

The SEC permits registrants to send a mailing containing a single annual report and proxy statement to any household at which two or more stockholders reside if the registrant believes they are members of the same family. The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces the expense to the Company. The Company has not implemented this householding rule with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions regarding householding, require additional copies of this Proxy Statement or the Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.

Proxy Solicitation

Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Common Stock held of record on the Record Date by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Proxy Voting and Revocation of Proxy

You are requested to complete and sign the accompanying proxy and return it promptly in the envelope provided for that purpose. The proxy solicited by this Proxy Statement, if properly completed, signed and received by the Company in time for the Annual Meeting, will be voted in accordance with the instructions it contains. You may revoke your proxy at any time prior to its use at the Annual Meeting by filing written notice of such revocation with the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008, by submitting a later dated and properly executed proxy, or by appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. If you have instructed your broker to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions. Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

If you return a signed proxy without specific voting instructions, the persons named as your proxies will vote FOR all of the nominees for director and FOR ratification of the independent public accountants and, although the Company does not currently know of any other business to be presented at the meeting, should any other business properly come before the meeting, the persons named as your proxies, to the extent permitted by law, will have discretion to vote and will vote in accordance with their best judgment.

If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of Common Stock using the instructions provided by your broker, bank or other nominee. If you do not provide specific voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may vote your shares of Common Stock on proposals where it has discretionary authority, such as the proposal to elect directors or to ratify the appointment of the Company’s independent public accountants.

PROPOSAL 1
ELECTION OF DIRECTORS

At this Annual Meeting, ten directors are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. All director nominees are currently directors of the Company and each has consented to serve as a director until the expiration of his or her term. If any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees, as may be designated by the Board. There are no family relationships among our directors or executive officers. There are no material proceedings with respect to which any of our directors, nominees or executive officers, or any of their respective associates, is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

Nominees for the Board of Directors

The following are the nominees for directors of the Company, and a summary of each nominee’s principal occupation, background over the last five years, period of service as a director of the Company, other directorships and age.

Nominee’s Name	Age	Positions and Office	Director of the Company Since
Michael R. Duckworth*	46	Partner at The Yucaipa Companies LLC (“Yucaipa”) since 2004. From 2000 to 2003, Mr. Duckworth was Head of West Coast Financial Sponsor Coverage and Leveraged Finance for Merrill Lynch. He is currently the Chairman of the Board of Source Interlink Companies, Inc.	2005
Daniel H. Fitzgerald	54	Partner in Pinewood Capital Partners, a hedge fund, since January 2004. From 1996 to 2000, Mr. Fitzgerald was a Managing Director at Gleacher Natwest, an investment bank, where he was head of its High Yield Bond Department.	2000
Bruce Hartman	53	Executive Vice President and Chief Financial Officer of Cushman & Wakefield, Inc., a real estate services firm, since April 2006. Executive Vice President and Chief Financial Officer of Foot Locker, Inc., an athletic footwear and apparel retailing company, from April 2002 until November 2005. Senior Vice President and Chief Financial Officer of Foot Locker, Inc. prior thereto.	2004

David R. Jessick*	53	Chairman (non-executive) of the Board since November 2005. Consultant to the chief executive and senior financial staff at Rite Aid Corporation (“Rite Aid”), a national retail drugstore chain, where he previously served as a Senior Executive Vice President and Chief Administrative Officer, from July 2002 to February 2005. Senior Executive Vice President and Chief Administrative Officer of Rite Aid from December 1999 to June 2002. Mr. Jessick is also a Director of WKI Holding Company, Inc., Dollar Financial Corp., Source Interlink Companies, Inc. and Big S Sporting Goods Inc.	2005
Larry R. Katzen	61	Retired Managing Partner, Great Plains Region, Arthur Andersen, 1998-2002. Managing Partner, St. Louis office, Arthur Andersen, 1993-2002. Partner, Arthur Andersen, 1978-2002. Mr. Katzen is also a Director of Kellwood Company and The Mens Wearhouse Inc.	2005
Gregory Mays*	60	Mr. Mays is currently Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Wild Oats Markets, Inc. For the last eight years, Mr. Mays has worked for several different private equity firms as a retail expert in the merger and acquisition sector of the business. Mr. Mays also serves as a Director of Source Interlink Companies, Inc. and Simon Worldwide, Inc.	2005
Sarah E. Nash	53	Vice Chairman and Managing Director of Investment Banking at J.P. Morgan Chase & Co. until her retirement in August 2005. Ms. Nash is also a Director of Knoll, Inc. and Merrimack Pharmaceuticals, Inc.	2005
John T. Standley	44	Chief Executive Officer of the Company since August 2005. Mr. Standley previously served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid from June 2002 until August 2005 and, in addition, Chief Financial Officer of Rite Aid from January 2004 until August 2005. Prior thereto, he served as Senior Executive Vice President and Chief Financial Officer of Rite Aid.	2005
Ira Tochner*	45	Partner at Yucaipa. Prior to joining Yucaipa in 1990, Mr. Tochner was a manager in the audit division of Arthur Andersen & Co. Mr. Tochner serves as a Director of Simon Worldwide, Inc.	2005

John J. Zillmer	51	Chief Executive Officer and Chairman of the Board of Allied Waste Industries, Inc., a leading waste services company, from June 2005 to present. Prior to joining Allied Waste, Mr. Zillmer served in various senior level positions with ARAMARK Corporation between December 1986 and January 2004, most recently as Executive Vice President of ARAMARK Corporation and President of ARAMARK’S Food and Support Services Group (from 2000 to 2004). Mr. Zillmer also serves as a Director of United Stationers, Inc. and Ecolab, Inc.	2005

*                    Nominee proposed by Yucaipa pursuant to the Stockholders’ Agreement (discussed below).

Board Recommendation

The Board unanimously recommends a vote FOR the election of the above nominees as directors of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors oversees our business and affairs and monitors the performance of management. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified.

Director Independence

Our Board has made a determination that each director and nominee for director, except for Messrs. Duckworth, Standley and Tochner, meets the definition of “independent director” as that term is defined in the Nasdaq Marketplace Rules.

Board Meetings

During the fiscal year ended February 3, 2007, our Board of Directors held 12 meetings:  All of our directors attended at least 75% of the meetings of the Board and Committees on which they served in 2006, except for Mr. Zillmer. Mr. Zillmer attended 13 of the combined total of 18 meetings held by the Board and the Compensation Committee. Non-employee members of the Board meet without management present as frequently as they deem appropriate, but at least twice each year in conjunction with regularly scheduled meetings of the Board.

Policy on Attendance at Annual Meeting of Stockholders

The Company does not have a stated policy, but encourages its directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on June 8, 2006, all but one of the then-current directors were present and in attendance.

Compensation of Directors and Stockholders Communications

Board Compensation

Retainer and Fees.   Non-employee directors receive retainers based on an annualized rate of $50,000 a year. Directors also receive $2,500 for each official Board or business meeting attended ($1,250 for a telephonic meeting) and $2,000 for each committee or business meeting attended ($1,000 for a telephonic meeting). In addition, non-employee directors also receive a retainer of $5,000 per year for serving as Chairman of either the Compensation or Corporate Governance Committee and $10,000 for serving as Chairman of the Audit Committee. The non-executive Chairman of the Board receives an additional retainer of $50,000 per year. Additionally, non-employee directors are also reimbursed for out-of-pocket traveling expenses incurred while attending Board, committee or business meetings.

Equity.   Each member of the Board who has not been an employee of the Company or any of its subsidiaries for at least one year prior to the date of grant and is considered “independent” under the Nasdaq Marketplace Rules automatically receives pursuant to the 2000 Non-Employee Directors Equity Plan (the “Directors Plan”) (i) an award of restricted stock units entitling the recipient to receive 3,600 shares of Common Stock on the date that the non-employee director is initially elected or appointed to the Board and on the date of each annual meeting of stockholders, and (ii) a non-qualified stock option to purchase (a) 15,000 shares of Common Stock on the date that the non-employee director is initially elected or appointed to the Board, and (b) 5,000 shares of Common Stock on the date of each annual meeting of stockholders. Pursuant to the Directors Plan, the exercise price for stock options granted thereunder is the per share closing price of the Common Stock quoted on the day immediately prior to the grant date. Options are generally exercisable twelve months following the date of grant (subject to vesting and the individual serving as a director for the duration of that period), vest in three equal annual installments beginning on the first anniversary of the grant date, and expire five years after the date of grant (subject to earlier termination if the director ceases to serve as a director). Restricted stock units vest in three equal annual installments. Stock options and restricted stock units granted under the Directors Plan automatically vest upon a change in control.

The table below summarizes the compensation paid by the Company to non-employee directors for fiscal 2006.

	Fees
	Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name(1)	($)	($)(2)	($)(3)	($)
Bruce Hartman	100,250	5,183	11,275	116,708
Daniel Fitzgerald	79,500	5,183	11,275	95,958
David Jessick	132,500	5,183	28,231	165,914
Larry Katzen	82,750	5,183	25,808	113,741
Gregory Mays	86,250	5,183	29,442	120,875
Sarah Nash	73,250	5,183	25,808	104,241
John Zillmer	74,750	5,183	25,808	105,741

(1)          John T. Standley, the Company’s Chief Executive Officer, is not included in this table as he is an employee of the Company and thus, receives no separate compensation for his service as a director. The compensation received by Mr. Standley as an employee of the Company is shown in the Summary Compensation Table below. Michael Duckworth and Ira Tochner, partners in Yucaipa, have agreed not to accept compensation for their services as directors of the Company.

(2)          Amounts shown reflect the dollar amount recognized in fiscal 2006 for financial statement reporting purposes for restricted stock units granted in 2006, as determined in accordance with SFAS No. 123R. For restricted stock units, which were granted on June 8, 2006, fair value is calculated using the closing price of the Common Stock ($8.86 per share) on the day before the date of grant. Additional information concerning the Company’s accounting for restricted stock units granted in 2006 is included in Note 20 of the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 (the “2006 10-K’’). As of February 3, 2007, each individual in the above table had 3,600 restricted stock units outstanding.

(3)          Amounts shown represent the dollar amount recognized in fiscal 2006 for financial statement reporting purposes for the fair value of stock options granted in fiscal 2006 and prior, in accordance with SFAS No. 123R. Fair value for stock options granted under the Directors Plan in fiscal 2006 was estimated using the Black-Scholes value on the grant date (June 8, 2006) of $3.70. For additional information on the valuation assumption, refer to Note 20 to our financial statements in 2006 10-K. As of  February 3, 2007, the following individuals had options outstanding to purchase the following number of shares of Common Stock:  Mr. Fitzgerald, 25,000; Mr. Hartman, 25,000; Mr. Jessick, 21,667; Mr. Mays, 22,500; Ms. Nash, 20,000; Mr. Katzen, 20,000, and Mr. Zillmer, 20,000.

Stockholder Communications with the Board of Directors

Any stockholder may send written correspondence to the Board, a committee of the Board, the non-management directors, or any individual director in his/her capacity as such.

The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Common Stock owned by the stockholder and, if the stockholder is not the record owner of the shares of Common Stock, the name of the record owner.

The General Counsel will forward correspondence which is not more suitably directed to management to the Board, committee or individual director(s), as appropriate. The General Counsel will log all correspondence not forwarded to the Board, committee or individuals, and will make such log available to the Board.

Corporate Governance Matters

Committees of the Board of Directors

The Board has three standing committees:  the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each standing committee’s written charter, as adopted by the Board, is available in the Corporate Governance section of the Investor Relations page of our website (www.pathmark.com).

Audit Committee

The Audit Committee: (1) oversees financial and operational matters involving accounting, internal and independent auditing, internal controls and financial reporting; (2) reviews areas of potential significant financial risk to the Company; (3) is directly responsible for the appointment, termination, compensation and oversight of the work of the independent accounting firm, and monitors and reviews the independence and performance of the independent accounting firm; and (4) provides an avenue of communication among the independent accountants, management, the internal auditing functions and the Board of Directors.

The members of the Audit Committee are Bruce Hartman, who serves as Chairman, David Jessick and  Larry Katzen. Each of Messrs. Hartman, Jessick and Katzen (i) is an “independent director” as that term is defined by Nasdaq Marketplace Rules, and (ii) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. In addition, the Board of Directors has determined, in its judgment, that each member of the Audit Committee is independent within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that Messrs. Hartman, Jessick and Katzen are each an “audit committee financial expert” as such term is defined in the Exchange Act. The Audit Committee met six times during the 2006 fiscal year.

Compensation Committee

The Compensation Committee approves the policies and oversees the practices of the Company with respect to the compensation made available to the Company’s management so as to enable the Company to attract and retain high quality leadership in a manner consistent with the stated compensation strategy of the Company, internal equity considerations and competitive practice and determines and approves the Chief Executive Officer’s compensation levels and, with input from the Chief Executive Officer, the compensation levels of the Company’s executive officers. The Committee reviews, adopts, administers and interprets incentive compensation plans for senior management as well as our employee equity-based plans, approves changes to said plans or, where necessary, recommends changes to such plans for approval by the Board or our stockholders. The Compensation Committee may, when it deems appropriate, delegate authority to one or more of its members, such as assisting in the negotiation of employment agreements for new executives or amendments to existing executive employment agreements subject to final Committee approval. Prior to fiscal 2006, Fredrick W. Cook & Co., Inc. was engaged in connection with the hiring of John Standley as Chief Executive Officer and Towers Perrin was engaged in connection with the Company’s executive incentive programs. The members of the Compensation Committee are Gregory Mays, who serves as Chairman, Bruce Hartman and John Zillmer. The Compensation Committee met six times during the 2006 fiscal year. Each member of the Compensation Committee is independent under the Nasdaq Marketplace Rules and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee was, during the last fiscal year, or currently is, an officer or employee of the Company. No member of the Compensation Committee is a former officer of the Company. No executive officer of the Company serves on any board of directors with any of the Company’s Directors other than on the Board. In October of 2006, Gregory Mays became the interim Chief Executive Officer of Wild Oats Markets, Inc. (“Wild Oats”). Beginning in the fourth fiscal quarter of 2006, the Company began to carry Wild Oats branded products in its stores. Total purchases from Wild Oats (including direct purchases and indirect purchases through the Company’s primary distributor) were $0.9 million during fiscal 2006, of which $0.5 million was paid as of February 3, 2007. The arrangement with Wild Oats was approved by the Audit Committee.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations to the Board of Directors concerning the selection, qualification and compensation of members of the Board and its committees, as well as the size and composition of the Board and its committees. The Committee also periodically reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The members of the Corporate Governance Committee are Daniel Fitzgerald, who serves as Chairman, David Jessick and Sarah Nash. Each of the committee members meets the independence requirements of the Nasdaq Marketplace Rules. The Corporate Governance Committee met once during the 2006 fiscal year.

Selection of Nominees for Election to the Board

The Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, as well as by members of management and stockholders.

The Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, the materials are forwarded to the Corporate Governance Committee. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described under the caption heading “Deadline For Stockholder Proposals” below. The Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in considering candidates submitted by members of the Board, management or a search firm. The Corporate Governance Committee evaluates prospective nominees to determine, at a minimum:

•       the relevance of the prospective nominee’s experience to the business and objectives of the Company;

•       the prospective nominee’s independence from conflicts of interest and from actual or potential economic relationships with the Company; and

•       the prospective nominee’s availability to attend regularly scheduled Board meetings and to devote appropriate amounts of time to preparation for such meetings.

The Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board and the need for financial and accounting expertise. The Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee.

Stockholders’ Agreement

The Company and certain investment funds (the “Investors”) affiliated with Yucaipa entered into an Amended and Restated Stockholders’ Agreement, dated as of November 30, 2005 (the “Stockholders’ Agreement”), amending and restating the Stockholders’ Agreement, dated as of June 9, 2005, among the Company and the Investors. Under the terms of the Stockholders’ Agreement, the Board of Directors consists of five independent directors (the “Independent Directors”) and four directors designated by the Investors (the “Investor Designated Directors”) and there may be (and currently is) one additional director who is the Chief Executive Officer. The Independent Directors have the right to nominate their successors and the Investors have the right to designate, and the Board is obligated to nominate and recommend the election of, (i) so long as the Investors beneficially own 30% or more of the Common Stock, a number of Investor Designated Directors that is one less than the authorized number of Independent Directors; (ii) so long as the Investors beneficially own less than 30% but 20% or more of the Common Stock, a number of Investor Designated Directors that is two less than the authorized number of Independent Directors; and (iii) so long as the investors beneficially own less than 20% but 10% or more of the Common Stock, a number of Investor Designated Directors that is three less than the authorized number of Independent Directors. In the event that, at any time, the number of Investor Designated Directors then in office exceeds the number set forth in the preceding sentence, at the request of the majority of the Independent Directors then in office, an appropriate number of Investor Designated Directors must resign from office. In the event the Investors beneficially own less than 10% of the Common Stock, the Investors will have no right to designate any director, and, at the request of a majority of the Independent Directors then in office, must cause any Investor Designated Directors then in office to resign immediately upon such event. The current Investor Designated Directors are Messrs. Duckworth, Jessick, Mays and Tochner.

In any election of directors at a meeting of the stockholders of the Company, the Investors have agreed in the Stockholders’ Agreement to cause all shares of Common Stock held by them to be represented at such meeting either in person or by proxy, and to vote their shares for all nominees nominated by the Independent Directors in proportion to the votes cast by the holders (other than the Investors) of shares of Common Stock. The Investors may, in their discretion, vote a greater number of shares held by them in excess of such proportion in favor of the nominees nominated by the Independent Directors.

Certain Relationships and Related Transactions

Pursuant to the Management Services Agreement, dated as of March 23, 2005, between Yucaipa and the Company, Yucaipa provides certain business and financial advice and management services to Pathmark in connection with the operation of its business. For such services, Pathmark has agreed to pay Yucaipa an annual fee of $3 million and reimburse Yucaipa for expenses of up to $500,000 per annum. Subject to certain early termination provisions, the term of the Management Services Agreement is for five years, subject to automatic renewal at the end of the fifth year for successive one-year terms until terminated. Upon termination during the initial five-year term, Pathmark is required to pay to Yucaipa a cash termination fee of $10 million in the event of a termination of the Management Services Agreement by Pathmark (upon 90 days’ notice to Yucaipa), by Yucaipa (as a result of a breach or failure to pay by Pathmark) or by Pathmark or Yucaipa (if there is a change of control of Pathmark or a sale of all or substantially all of the assets or capital stock of Pathmark). Thereafter, upon termination, Pathmark is required to pay Yucaipa the unpaid portion of the $3 million annual management fee payable in respect of the then current one-year term. Messrs. Duckworth and Tochner, members of the Company’s Board of Directors, are partners in Yucaipa.

Effective January 13, 2007, the Company engaged Yucaipa Advisors, LLC (“Yucaipa Advisors”), an affiliate of Yucaipa, to act as a consultant in connection with the Merger Agreement in accordance with Section 5 of the Management Services Agreement. Pursuant to Yucaipa Advisors’ engagement letter,

Pathmark agreed to (1) reimburse Yucaipa Advisors’ fees and expenses in connection with the provision of such consulting services (whether or not the Merger is consummated), and (2) pay Yucaipa Advisors a fee equal to 1.0% of the transaction value (as defined in the engagement letter), payable upon either the consummation of the Merger or the consummation of an alternative transaction which allows Pathmark to terminate a definitive agreement for the Merger and accept such alternative transaction, in each case, subject to certain conditions, including that, so long as the provision of Section 4.07 of the Indenture relating to the Company’s 8.75% Senior Subordinated Notes due 2012 continues to apply, no amount in excess of $10.0 million shall be payable to Yucaipa Advisors.  Subject to the foregoing, in the event that Yucaipa Advisors’ engagement is terminated or expires prior to the consummation of the Merger, the foregoing fees will be payable by the Company if the Merger is consummated, or if a definitive agreement is entered into with respect to any of the foregoing, at any time prior to the eighteen-month anniversary of the termination or expiration of Yucaipa Advisors’ engagement letter.

Gregory Mays, a current member of the Company’s Board of Directors, became the interim Chief Executive Officer of Wild Oats in October of 2006. During the fourth fiscal quarter of 2006, Pathmark began to carry Wild Oats branded products in its stores. Total purchases from Wild Oats (including direct purchases and indirect purchases from the Company’s primary distributor) were $0.5 million during fiscal 2006. The arrangement with Wild Oats was approved by the Audit Committee.

Michael Duckworth, a current member of the Company’s Board of Directors, is Chairman of the Board and principal executive officer of Source Interlink Companies, Inc. (“Source Interlink”). As of February 3, 2007, the Company’s due from suppliers included $2.3 million due from Source Interlink for fees collected on the Company’s behalf from vendors in connection with the Company’s front-end rack program. Front-end racks are fixtures used to display merchandise such as batteries, candy and magazines, subject to impulse buying. The Company entered into its agreement with Source Interlink prior to the time Mr. Duckworth became its principal executive officer.

Mark Kramer, Executive Vice President, has a brother who is employed by the Company and who earned approximately $122,000 in salary and bonus in fiscal 2006.

The Company’s Code of Business Conduct requires that the Audit Committee pre-approve related party transactions as the term is defined in Item 404 of Regulation S-K. Under the Code of Business Conduct, communication of the potential transaction will be made initially to the General Counsel who will deliver the information to the Audit Committee for review of the proposed transaction involving a related person. In addition, the Audit Committee is responsible pursuant to its charter to review and approve in advance all related party transactions. The Company believes that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties.

Code of Ethics

The Company has adopted a Code of Business Conduct that applies to its employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. Our Code of Business Conduct is available, free of charge, upon written request to the Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008 (telephone: (732) 499-3000).

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information regarding beneficial ownership of our Common Stock by (1) each of our directors and nominees for director, (2) the five executive officers who are named in the Summary Compensation Table below, and (3) all of our directors and executive officers as a group. Information is presented as of  April 25, 2007 except where otherwise noted.

For purposes of this table, the number of shares of Common Stock beneficially owned by each person includes (a) shares of Common Stock owned directly or indirectly, (b) shares of Common Stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from April 25, 2007, and (c) shares of Common Stock that the person would have the right to acquire upon vesting of restricted stock units within 60 days from April 25, 2007.

Except as indicated in the footnotes to this table, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them:

Name of	Common	Exercisable	Restricted Stock	Total Beneficially	Percentage
Beneficial Owner	Shares	Options	Units	Owned	Of Ownership
Michael Duckworth	—	—	—	—	*
Daniel Fitzgerald	5,000	18,334	1,200	24,534	*
Bruce Hartman	—	18,334	1,200	19,534	*
David Jessick	—	7,223	1,200	8,423	*
Robert Joyce	1,225	366,600	3,000	370,825	*
Larry Katzen	2,000	6,667	1,200	9,867	*
Mark Kramer	625	95,600	3,000	99,225	*
Kenneth Martindale(a)	169,878	166,667	—	336,545	*
Gregory Mays	—	7,500	1,200	8,700	*
Sarah Nash	5,200	6,667	1,200	13,067	*
John Standley(b)	411,109	500,000	—	911,109	1.7
Ira Tochner	—	—	—	—	*
Frank Vitrano(c)	95,121	962,500	1,250	1,058,871	2.0
John Zillmer	—	6,667	1,200	7,867	*
All Directors And Executive Officers As A Group (17 Persons)(d)	693,083	2,450,984	23,350	3,167,417	5.8

*                    Less than 1% of outstanding shares

(a)           Shares of Common Stock held by Mr. Martindale, the Company’s President and Chief Marketing and Merchandising Officer, include 116,662 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest quarterly on a pro rata basis through December 31, 2008.

(b)          Shares of Common Stock held by Mr. Standley include 249,900 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest quarterly on a pro rata basis through August 29, 2008.

(c)           Shares of Common Stock held by Mr. Vitrano, the Company’s President and Chief Financial Officer, include 58,100 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest quarterly on a pro rata basis through December 22, 2008. The number of shares of Common Stock held also includes 4,000 shares owned beneficially by Mr. Vitrano’s wife and 202 shares of Common Stock which Mr. Vitrano has a right to acquire upon the exercise of 202 warrants, at an exercise price of $22.31 per share.

(d)          Shares of Common Stock held include 424,662 shares of unvested restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock as of April 25, 2007.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Ownership
Yucaipa Group	30,060,100	(a)	48.2%

(a)           Information regarding the Yucaipa Group (defined below) is based on information disclosed in the Schedule 13DA filed on March 6, 2007 by (i) Ronald W. Burkle, (ii) Yucaipa Corporate Initiatives Fund I, LLC, a Delaware limited liability company (“YCI LLC”), (iii) Yucaipa Corporate Initiatives Fund I, LP, a Delaware limited partnership (“YCI” and, together with YCI LLC, the “YCI Parties”), (iv) Yucaipa American Management, LLC, a Delaware limited liability company (“Yucaipa American”), (v) Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa American Funds”), (vi) Yucaipa American Alliance Fund I, LLC, a Delaware limited liability company (“YAAF LLC”), (vii) Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), and (viii) Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with Yucaipa American, Yucaipa American Funds, YAAF LLC and YAAF, the “YAAF Parties” and, together with Mr. Burkle, the YCI Parties and each of the other YAAF Parties, the “Yucaipa Group”) (the “Yucaipa 13D”). Mr. Burkle is the managing member of YCI LLC, which is the general partner of YCI. Mr. Burkle is also the managing member of Yucaipa American, which is the managing member of Yucaipa American Funds, which is the managing member of YAAF LLC, which, in turn, is the general partner of YAAF. The Yucaipa 13D indicates that, at the date of filing, (i) YCI is the direct beneficial owner of 10,346,652 shares of Common Stock, comprising 6,884,000 shares of Common Stock and Series A Warrants to purchase 3,462,652 shares of Common Stock, (ii) YAAF is the direct beneficial owner of 9,856,774 shares of Common Stock, comprising 6,558,100 shares of Common Stock and Series A Warrants to purchase 3,298,674 shares of Common Stock, and (iii) YAAF Parallel is the direct beneficial owner of 9,856,674 shares of Common Stock, comprising 6,558,000 shares of Common Stock and Series A Warrants to purchase 3,298,674 shares of Common Stock. As used in the Proxy Statement, the Series A Warrants and Series B Warrants held by The Yucaipa Group shall be referred to as the “Yucaipa Warrants”. By virtue of the relationships described above, each of the other members of the Yucaipa Group may be deemed to share beneficial ownership of the shares of Common Stock directly beneficially owned by YCI, YAAF and YAAF Parallel. Each such member disclaims such beneficial ownership. The address for each member of the Yucaipa Group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.

In connection with the execution of the Merger Agreement, YCI, YAAF and YAAF Parallel (the “Yucaipa Voting Group”) entered into a voting agreement with A&P. On March 14, 2007, A&P filed  a Schedule 13D with the SEC (the “A&P 13D”),  The A&P 13D indicates that, at the date of filing and as a result of the Merger Agreement and the voting agreement, A&P could be deemed to be the beneficial owner of 17,235,569 shares of Common Stock which is equal to 33% of the 52,228,998 shares of Common Stock outstanding on February 26, 2007. Pursuant to the voting agreement, the Yucaipa Voting Group has agreed to vote the shares beneficially owned by it, but in no event more than 33% of the outstanding Common Stock, (i) in favor of the Merger Agreement, the Merger and the other transactions contemplated thereby; (ii) against any action that would reasonably be expected to result in a breach of the Merger Agreement, and (iii) against any action that would compete with or impair the Merger. Pursuant to the voting agreement, the Yucaipa Voting Group has also agreed to grant, upon request, an irrevocable proxy to A&P to vote the shares subject to the voting Agreement to carry out the foregoing actions. The Yucaipa Voting Group has also agreed to certain restrictions on transfer or assignment of its shares of Common Stock and warrants, but retains the right to hedge such securities so long as it retains its voting rights. The address for A&P is Two Paragon Drive, Montvale, New Jersey 07645.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock, and to furnish the Company with all such filings. Based solely on a review of these filings, the Company believes all such filings were timely made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is composed entirely of independent directors and oversees the executive compensation program for the executive officers of the Company. Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer during fiscal 2006, as well as our three other most highly compensated executive officers, are referred to as the “Named Executive Officers” or “NEOs.”

The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the on-going success of the Company. This primary objective is achieved by providing appropriate base compensation, annual and long-term incentives, health and welfare benefits, retirement benefits and other perquisites competitive with executives at selected companies in the retail business, while keeping compensation in line with the financial objectives of the Company. Other objectives of the compensation program include linking pay to performance and using equity and non-equity awards to align management and shareholder interests. To achieve these objectives, the executive management team and the Compensation Committee review available survey data related to general industry executive compensation, consider peer company compensation programs through a review of proxy statements and have at various times sought assistance from consulting firms specializing in executive compensation. Because the Company competes with many larger companies for top executive-level talent, it generally sets compensation for Named Officers between the 50th and 75th percentile of compensation paid to similarly situated executives. Variations may occur because of the individual’s experience level, job responsibilities and market factors as well as the on-going pursuit of strategic alternatives by the Board, which creates an added challenge in attracting and retaining qualified executives.

2006 Executive Compensation Components

The Compensation Committee subjectively evaluates the performance of the CEO in executive sessions. For other executive officers, the Compensation Committee receives the recommendation of the Chief Executive Officer. The Compensation Committee relies upon business status reports and verbal evaluations of each officer’s performance for the most recent fiscal year. The CEO meets with the executive officers to discuss their efforts and accomplishments throughout the period based on information deemed relevant both internally and in light of the competitive position of the Company in the industry. These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and the individual’s leadership and team-building skills. Although executive base compensation is not specifically related to corporate performance, the overall performance of the Company is a significant consideration in determining executive compensation.

Base Salary.   The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package. Base salaries are compared to the grocery and retail industry by reference to peer companies that participate in an industry compensation survey conducted by an independent consulting firm. The peer survey group is comprised of 36 food retail and wholesale participants including A&P, Giant Eagle, Hannaford, Kroger, Price Chopper, Safeway, Stop and Shop, Wakefern, Wegman’s, Winn Dixie and others. The Compensation Committee does maintain flexibility to deviate from the 50th and 75th percentile of the compensation guide in certain circumstances. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the Compensation Program are dependent on base salary, to the extent they are expressed as percentages of base salary.

John Standley, the CEO of the Company, was hired in August of 2005 at a base salary of $900,000, which reflected the challenge of the position at that time, the uncertainty of the Company’s future and the marketplace. Mr. Standley did not receive a base salary increase in fiscal 2006. Kenneth Martindale,

President and Chief Marketing and Merchandising Officer, who was hired in January of 2006 at a base salary of $500,000 per year, also did not receive a base salary increase during fiscal 2006.  The other three NEO’s received merit increases or adjustments in fiscal 2006 that averaged 5.4% based on performance and survey information.

Non-Equity Incentive Plan.   The Company’s executive compensation program includes an annual non-equity incentive plan, the 2006 Executive Incentive Plan (the “EIP”), which is designed to reward certain key associates, including the Named Executive Officers, for meeting specific financial objectives. The Compensation Committee administers the EIP to provide the short-term incentive compensation element of the executive compensation program. This short-term incentive is a cash based performance incentive program designed to motivate and reward senior management for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value. Incentive payout potentials are established by job level within the Company as a percentage of base salary.

Under the terms of the EIP, the Compensation Committee may select from several performance components in establishing performance targets. For fiscal 2006, the Compensation Committee approved a payout matrix for bonuses based on the Company’s attainment of specified adjusted earnings before interest, taxes, depreciation and amortization and certain other adjustments (“EBITDA”) and same-store sales. EBITDA is used because of its direct correlation with how management measures the Company’s financial performance. In addition, we believe the Company’s investors, analysts and financial press use EBITDA for purposes of valuation and comparing the results of the Company to other companies in the industry. Same-store sales growth is also a key element for measuring our growth. The performance targets and actual maximum incentive opportunities are approved by the Compensation Committee annually at the beginning of the fiscal year. Each of our executive officers is assigned a maximum incentive opportunity at the beginning of the fiscal year expressed as a percentage of his or her base salary. In fiscal 2006, the maximum incentive opportunity for the CEO and each of the two Co-Presidents was equal to 100% of the executive’s base salary, and the maximum incentive opportunity for the remaining two Named Executive Officers was equal to 60% of the executive’s base salary. Threshold, target and maximum performance hurdles were established for the payout matrix, which allowed Named Executive Officers to earn between 20% and 100% of their total maximum incentive opportunity, with proportional increments between the minimum and maximum performance targets for achieving the specified results.

With respect to fiscal 2006, the EBITDA amounts under the EIP (on a 53 week, FIFO EBITDA basis) were approved as follows:  threshold ($140.2 million); target ($150.6 million) and maximum ($161.0 million).  The fiscal 2006 performance targets under the EIP were based on the Company’s fiscal 2006 annual operating plan. The Company’s EBITDA results were adjusted by the Compensation Committee at its meeting on April 17, 2007 for the impact of two changes in accounting methods that occurred in fiscal 2006.  These changes included changing from a FIFO EBITDA to a LIFO EBITDA basis for purposes of reporting EBITDA in the Company’s earnings press releases and modifying the manner in which the Company accounted for its 53rd week.  The Committee’s reasoning in making the adjustments for these accounting method changes was that had the Company adopted those methods at the time the original EBITDA amounts were established, the EBITDA amounts would have been established taking those methods into account.  After the adjustment, which reflects EBITDA of $140.8 million, our performance exceeded the EBITDA performance threshold, and when combined with a same-store sales increase of 0.4% (against a performance maximum of flat same-store sales), the Compensation Committee determined that under the payout matrix, the Named Executive Officers had earned 42% of their maximum incentive opportunity for fiscal 2006.

Prior to the updating of the EIP in fiscal 2006, the Compensation Committee hired an independent compensation consulting firm to provide guidance on the basic plan structure. The Compensation Committee concluded the EIP is competitive with plans offered by other retail organizations. Actual EIP compensation amounts earned by the Named Executive Officers are reflected in the “Summary

Compensation Table” for the year earned. The amounts which each Named Executive Officer could have earned for fiscal 2006 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

Employee Equity Plan.   The Company maintains a long-term incentive plan (the Pathmark Stores, Inc. 2000 Employee Equity Plan, the “EEP”) that includes senior and middle management and is intended to align the interests of the stockholders and executives through the achievement of the Company’s strategic business plan. The independent compensation consulting firm retained in 2005 to review all elements of the Company’s incentive compensation components recommended that the Company use a combination of stock options and restricted stock or restricted stock units at the executive level to preserve performance-based incentives while reducing share usage. The EEP provides for different forms of equity awards including:

•       Stock options (each option represents the right to purchase a number of shares of Common stock at a stated price per share, once vested)

•       Restricted Stock Units (each unit represents the right to receive one share of Common stock, once vested)

•       Restricted Stock (shares of stock whose restrictions lapse on a time-based vesting schedule)

Under the EEP, stock options are granted with an exercise price equal to the closing market price on the day before the date of the grant. Stock options generally vest over a period of three or four years, have a maximum term of ten years  and are generally dependent upon continued employment. Restricted stock units vest over a period of three or four years and are generally dependent on continued employment. Shares of restricted stock have voting rights and vest over a period of three years. Vesting is generally dependent on continued employment. The EEP contains provisions for accelerated vesting upon a change in control.

NEOs, other officers, and other key employees, as selected by the Compensation Committee, are eligible to participate in the EEP. Annually, the Compensation Committee determines the appropriate level (if any) of awards based on recommendations from outside consulting firms, including a review of peer company programs. Grants to NEOs in fiscal 2006 are shown in the “Grants of Plan-Based Awards” table below.

Individual Equity Plans.   At the time of their hire, Messrs. Standley and Martindale each received long-term incentive compensation in the form of stock options and restricted stock.  The stock options vest pro rata over a period of three years and the restricted stock vests pro rata over a period of twelve quarters. These equity grants are included in the “Outstanding Equity Award Table” and “Option Exercises and Stock Vested Table”.  Neither of these executives received any equity grants during fiscal 2006.

Retirement Plans.   The Company maintains the Pathmark Stores, Inc. Pension Plan (the “Qualified Plan”), a defined benefit pension plan, and the Pathmark Stores, Inc. Savings Plan (the “Savings Plan”) a contributory (defined contribution) savings plan (401(k)) covering substantially all eligible non-union employees. The Named Executive Officers along with other highly compensated employees have limited participation in the Savings Plan and Qualified Plan because of limitations imposed by the Code and the Regulations implemented by the Internal Revenue Service and participate in the Pathmark Stores, Inc. Excess Benefit Plan (the “Excess Plan”) and, in the case of Messrs. Vitrano, Joyce and Kramer, individual supplemental retirement agreements (“SRA”). Details of these plans are described under the caption heading “Retirement Plans” below.

Deferred Compensation Plan.   The Company maintains the Pathmark Stores, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan whose sole participants are Messrs. Standley and Martindale. Participation in said plan is in lieu of participation in an individual supplemental retirement agreement.

Severance Arrangements.   Each of the five NEO’s is a party to an employment agreement with the Company that provides for payment of two years of base pay and target bonus to Messrs. Standley, Martindale and Vitrano and two years of base pay to Messrs. Joyce and Kramer, should they be involuntarily terminated without “cause” or resign for “good reason” as defined in their respective employment agreements. No severance is payable solely as a result of a change of control.

Perquisites.   As part of its hiring and retention package the Company provides senior management, including the Named Executive Officers, with the use of company-leased automobiles. The Company also pays the expenses associated with the Company paid automobile. In addition, the Company makes available to a significant portion of its non-union salaried workforce, including the Named Executive Officers, company-sponsored physical examinations on an annual basis.

Relocation and Temporary Living Expenses.   During fiscal 2006, Messrs. Standley and Martindale received reimbursement or payment of relocation, temporary living or transportation expenses, as well as tax reimbursement payments related thereto, as provided for in their respective employment contracts. The total amounts paid for or reimbursed to Mr. Standley and Mr. Martindale are shown on the “Summary of Compensation Table.”

Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Code disallows a deduction for federal income tax purposes by public corporations for compensation paid in excess of $1,000,000 in any year to a “covered employee” except under certain circumstances, including the attainment of objective “performance-based” goals. “Covered employees” are defined as the CEO and the other four most highly compensated executive officers of a company. It is the Company’s policy to qualify the compensation paid to its top executives, to the extent consistent with the Company’s compensation policies, for deductibility under Section 162(m). Compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation Committee Report

The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive officers. Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended February 3, 2007, filed with the SEC.

THE COMPENSATION COMMITTEE

Gregory Mays (Chairman)
Bruce Hartman
John Zillmer

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for our fiscal year ended February 3, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
John Standley	2006	917,308	—	1,826,667	2,880,000	385,269	46,722	338,023	6,393,989
Chief Executive Officer
Kenneth Martindale	2006	509,616	—	666,000	886,667	214,039	22,212	286,317	2,584,851
President and Chief Marketing and Merchandise Officer
Frank Vitrano	2006	570,048	—	348,417	1,110,313	239,420	49,631	19,820	2,337,649
President and Chief Financial Officer
Robert Joyce	2006	325,685	—	22,231	82,670	82,073	—	16,847	529,506
Executive Vice President Human Resources
Mark Kramer	2006	262,500	—	22,231	82,670	66,150	70,930	21,593	526,074
Executive Vice President Store Operations

(1)           The fiscal year ended February 3, 2007 was a 53-week year. As such, amounts in this column represent the executive’s salary earned for the 53-week fiscal year.

(2)           The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for restricted stock and restricted stock units for the Named Executive Officers in accordance with SFAS 123(R) and include amounts from awards granted in and prior to fiscal 2006. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audit consolidated financial statements for fiscal 2006 included in the 2006 10-K.

(3)           The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for stock options for the Named Executive Officers in accordance with SFAS 123(R) and include amounts from awards granted in and prior to fiscal 2006. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audit consolidated financial statements for fiscal 2006 included in the 2006 10-K.

(4)           Amounts reflect payments based on performance pursuant to the EIP, as described under “Compensation Discussion and Analysis—Non-Equity Incentive Plan”.

(5)           Amounts in this column reflect the increase in the actuarial value of defined benefit pension plans (including the Qualified Plan as well as the Excess Plan and SRAs) for each Named Executive Officer during fiscal 2006. Actuarial value computations are based on assumptions discussed in Note 17 of our 2006 10-K based on benefits accrued to the current and prior fiscal year-end that are assumed to be payable at age 65 in the case of the Qualified Plan and the Excess Plan, and at age 60 in the case of his SRA assuming continued employment to those retirement ages (but without projecting additional pay or service). For Mr. Joyce, the change in pension value is a negative amount ($97,000) for his SRA because the value of the plan maximizes for him at age 60 (and he is currently over age 60). The increase in the value of the Qualified Plan and Excess Plan of over $37,000 is still less than the decrease in the value of his SRA so that the net amount is negative ($60,000). The amounts shown for Messrs. Standley and Martindale are unvested. No above market rates (as defined in SEC rules) were earned under our non-qualified deferred compensation plan in fiscal 2006.

(6)           Includes the following payments (does not include credited earnings under the Deferred Compensation Plan):

Name	Annual Physical Exam($)	Company Paid Auto ($)	401(k) Savings Plan Matching Contribution ($)	Relocation Expenses(a) ($)	Tax Reimbursement(b) ($)	Legal Fees(c) ($)	Amount Credited to Non- Qualified Deferred Compensation Plan	Total
John Standley	875	9,759	7,788	73,620	45,981	—	200,000	338,023
Kenneth Martindale	—	10,638	—	124,593	89,693	11,393	50,000	286,317
Frank Vitrano	875	11,963	6,982	—	—	—	—	19,820
Robert Joyce	575	9,401	6,871	—	—	—	—	16,847
Mark Kramer	875	13,939	6,779	—	—	—	—	21,593

(a)              The amounts shown in the Relocation Expenses column for Messrs Standley and Martindale are for reimbursement of temporary housing and travel/transportation and, with respect to Mr. Martindale, moving costs.

(b)             The amounts shown in the Tax Reimbursements column for Messrs. Standley and Martindale represent tax reimbursement payments related to reimbursement of temporary housing and travel/transportation costs.

(c)              The amount shown in the Legal Fees column for Mr. Martindale represents payment of his legal fees in connection with the negotiation of his employment agreement.

Grants of Plan-Based Awards During Fiscal 2006

The following table provides information for each Named Executive Officer with respect to grants of plan-based awards during the fiscal year ended February 3, 2007. The Company does not grant performance-based awards under any equity incentive plan.

					All				Grant
					Other	All Other	Exercise	Closing	Date
		Estimated Future			Stock	Option	or	Market	Fair
		Payouts Under			Awards:	Awards:	Base	Price	Value of
		Non-Equity Incentive			Number	Number of	Price	on	Stock
		Plan Awards(1)			of Shares	Securities	of	Date	and
		Threshold	Target	Maximum	of Stock	Underlying	Options	of	Option
	Grant	($)	($)	($)	or Units	Options	Awards	Grant	Awards
Name	Date	20%	70%	100%	(#)(2)	(#)(3)	($/Sh)(4)	($/Sh)	($/Sh)
John Standley		183,462	642,116	917,308
Kenneth Martindale		101,923	356,730	509,615	—	—	—	—	—
Frank Vitrano		114,010	399,037	570,048	—	—	—	—	—
Robert Joyce	5/15/06				9,500	—	—	—	10.00
	5/15/06				—	69,400	9.94	10.00	5.45
		39,082	136,788	195,411	—	—	—	—	—
Mark Kramer	5/15/06				9,500	—	—	—	10.00
	5/15/06				—	69,400	9.94	10.00	5.45
		31,500	110,250	157,500	—	—	—	—	—

(1)             The amounts reported in these columns show the potential threshold, target and maximum performance incentive awards that could have been achieved for 2006 performance under the EIP, our annual cash incentive plan, as described under “Compensation  Discussion and Analysis – Non-Equity Incentive Plan”.

(2)             This column represents the number of shares of Common Stock subject to awards of restricted stock units granted in fiscal 2006 under the EEP, as part of our long-term incentive program.  The restricted stock units vest in annual increments of 25% per year, beginning on the first anniversary of the grant date.  Holders of restricted stock units have no rights as stockholders, including no dividend or voting rights.  All unvested restricted stock units will vest automatically upon a change in control.

(3)             This column shows the number of shares of Common Stock subject to stock option awards granted in fiscal 2006 under the EEP as part of our long-term incentive program.  Stock options vest in equal increments of 25% per year, beginning on the first anniversary of the grant date.  Holders of stock options have no rights as stockholders, including no dividend or voting rights.  All unvested stock options will vest automatically upon a change in control.

(4)             This column shows the exercise price for the stock option grants in fiscal 2006.  Pursuant to the terms of the EEP, the exercise price for stock options granted thereunder is the per share closing price of the Common Stock quoted on the day immediately prior to the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to shares of our Common Stock that may be issued to the Named Executive Officers upon exercise of options or vesting of restricted stock or restricted stock units under equity compensation plans as of February 3, 2007:

	Option Awards(1)				Stock Awards(2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Option		Units of	Units of
	Unexercised	Unexercised	Exercise		Stock That	Stock That
	Options	Options	Plan	Option	Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)
John Standley	500,000	1,000,000	10.39	8/23/2015	291,550	3,265,360
Kenneth Martindale	166,667	333,333	9.99	1/01/2016	133,328	1,493,274
Frank Vitrano	250,000	0	13.94	10/25/2010
	100,000	0	17.25	3/29/2011
	400,000	0	4.75	10/23/2012
	6,250	18,750	8.60	6/09/2015	3,750	42,000
	200,000	400,000	10.13	12/22/2015	66,400	743,680
Robert Joyce	225,000	0	13.94	10/25/2010
	100,000	0	17.25	3/29/2011
	18,000	0	4.65	10/28/2012
	3,125	9,375	8.60	6/09/2015	1,875	21,000
	0	69,400	9.94	5/15/2016	9,500	106,400
Mark Kramer	32,000	0	13.94	10/25/2010
	20,000	0	17.25	3/29/2011
	20,000	0	11.70	9/12/2012
	3,125	9,375	8.60	6/09/2015	1,875	21,000
	0	69,400	9.94	5/15/2016	9,500	106,400

(1)             Options expire ten years from the date of grant and vest as follows:  For Messrs. Standley and Martindale, ratably over a three-year period beginning on the first anniversary of the date of the grant; for Mr. Vitrano, ratably over a four-year period beginning on the first anniversary of the date of the grant with respect to his stock options expiring on June 9, 2015, and ratably over a three-year period beginning on the first anniversary of the date of the grant with respect to his stock options expiring on December 22, 2015; and for Messrs. Joyce and Kramer, ratably over a four-year period beginning on the first anniversary of the date of the grant, provided that the executive remains employed by the Company through the applicable vesting period. All unvested options will vest automatically upon a change in control.

(2)             The restrictions on all of the shares of restricted stock and restricted stock units referred to above lapse and the shares and units vest as follows, provided that the executive remains employed by the Company through the applicable vesting date:  for Mr. Standley, in twelve equal quarterly increments beginning on November 29, 2005; for Mr. Martindale, in twelve equal quarterly increments beginning on April 1, 2006; for Mr. Vitrano, in twelve equal quarterly increments beginning on March 22, 2006 with respect to shares awarded on December 22, 2005, and in annual increments of 25% with respect to the restricted stock units awarded on June 9, 2005; and for Messrs. Joyce and Kramer, in annual increments of 25% beginning on June 9, 2006. All unvested restricted stock and restricted stock units will vest automatically upon a change in control.

Option Exercises And Stock Vested In Fiscal 2006

The following table provides information with respect to shares of Common Stock which were issued upon exercise of stock options or vesting of restricted stock during the fiscal year ended February 3, 2007:

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	On
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
John Standley	—	—	166,600	1,674,747
Kenneth Martindale	—	—	66,672	684,106
Frank Vitrano	—	—	34,850	350,075
Robert Joyce	22,000	109,149	625	5,609
Mark Kramer	—	—	625	5,609

Pension Benefits

The following table provides information as of February 3, 2007 for each of the NEOs with respect to the Company’s pension plans:

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)
John Standley	Qualified Plan	1.3	10,218
	Excess Plan	1.3	36,504
Kenneth Martindale	Qualified Plan	1.0	9,181
	Excess Plan	1.0	13,031
Frank Vitrano	Qualified Plan	34.3	328,914
	Excess Plan	34.3	651,646
	SRA	34.3	602,372
Robert Joyce	Qualified Plan	43.3	596,888
	Excess Plan	43.3	637,108
	SRA	43.3	551,103
Mark Kramer	Qualified Plan	29.3	463,209
	Excess Plan	29.3	74,144
	SRA	29.3	382,071

(1)          The present values of the accumulated plan benefits are based on assumptions discussed in Note 17 of our 2006 10-K based on benefits accrued to February 3, 2007 that are assumed to be payable at age 65 as a life annuity in the case of the Qualified Plan and the Excess Plan, and at age 60 as a life annuity for unmarried officers and with two-thirds continuing to the surviving spouse for married officers in the case of the SRAs, assuming continued employment to those retirement ages (but without projecting additional pay or service).

Retirement Plans

Qualified and Excess Plans

Pension benefits are provided to all nonunion employees (including the Named Executive Officers) of the Company under the Qualified Plan, and the Excess Plan. The Qualified Plan is non-contributory and provides for normal retirement at age 65 while permitting earlier retirement (subject to a reduced pension) in certain cases. The retirement benefit for individuals with 30 years of credited service is 40% of the individual’s average compensation during his or her highest five compensation years in the last ten years before retirement, less one-half of the social security benefit received. The retirement benefit is reduced by 3.33% for every year of credited service less than 30. Covered compensation under the Qualified Plan includes all cash compensation subject to withholding, other than cash awards under the EEP, plus amounts deferred under the Pathmark Stores, Inc. Savings Plan (the “Savings Plan”) pursuant to Section 401(k) of the Code, as amended, but excluding amounts in respect of the Company’s matching contribution under the Savings Plan. With respect to the NEOs, the covered compensation would be the amount set forth in the Summary Compensation Table under the headings “Salary”, “Non-Equity Incentive Plan Compensation;” and “Bonus.” The Qualified Plan benefits are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the Code, which impose maximum limits on the amount of pay as well as the amount of benefits which may be paid under the Qualified Plan. Where the pay used to compute the benefit or the resulting benefit exceeds the maximum, the Qualified Plan would pay such maximum and the balance would be paid directly by the Company pursuant to the Excess Plan. A participant’s benefits under the Excess Plan are paid by the Company under the same circumstances, in the same form and on the same terms as the participant’s retirement benefit under the Qualified Plan. Employees participating in the Qualified Plan and the Excess Plan are eligible to retire and commence receipt of a reduced pension as early as age 55, provided they have completed 10 years of service. All NEO’s, except Messrs. Standley and Martindale, are vested in their benefits. As of February 3, 2007, Messrs. Joyce and Kramer are eligible for retirement from the Qualified and Excess Plans.

Supplemental Retirement Agreements

The Company has entered into SRAs with each of Messrs. Vitrano, Joyce and Kramer, which provide that said executive officers will be paid upon termination of employment after attainment of age 60 a supplemental pension benefit in an amount such that the combined annual amount of pension benefits payable under the SRA, the Qualified Plan and Excess Plan (and certain other plans of the Company, including Savings Plan balances as of March 31, 1983) is equal to (i) 30% of his “Final Average Compensation” (as defined in the SRA) based on ten years of service with the Company and increasing 1% per year for each year of service thereafter, up to a maximum of 40%, of his Final Average Compensation based on 20 years of service, or (ii) $250,000 (with respect to Messrs. Joyce and Kramer; or $440,000 with respect to Mr. Vitrano), in each case whichever is less. Compensation under the SRAs has the same definition as in the Qualified Plan and Excess Plan. If the executive leaves the Company prior to completing 20 years of service (other than for disability), the supplemental benefit would be reduced proportionately. Should the executive die, the surviving spouse would be entitled to a benefit equal to two-thirds of the benefit to which the executive would have been entitled, provided the executive has attained at least ten years of service with the Company. Messrs. Standley and Martindale do not have SRAs. Supplemental retirement agreement holders are eligible to retire when they attain age 60 without a reduction in their accrued supplemental contract benefit. Mr. Joyce is the only supplemental retirement agreement holder eligible to retire as of February 3, 2007 and immediately begin receiving a benefit under his SRA.

Defined Contribution (401k) Savings Plan

The Savings Plan is a qualified defined contribution (401k) savings plan, that allows eligible participants to defer compensation in 1% increments from 1% to 20% (highly compensated individuals are limited to a maximum deferral of 7% of compensation), with the Company matching 50% of the first 6% of compensation contributed by the participant (up to a maximum of 3% of compensation). In fiscal 2006, all Named Executive Officers, except Mr. Martindale, participated in the Savings Plan.

Nonqualified Deferred Compensation

The Deferred Compensation Plan provides deferred compensation benefits to management and highly compensated employees who are selected by the Compensation Committee of the Board of Directors as participants in the Plan. Currently, the sole participants are Messrs. Standley and Martindale.

The Plan allows each participant to elect voluntarily to defer receipt of all or any portion of his or her annual base salary and/or incentive bonuses until one or more specified payment dates or termination of employment, as designated by the participant in accordance with the election rules set forth in the Deferred Compensation Plan.

In addition, the Deferred Compensation Plan provides for the award by the Compensation Committee of non-elective deferred compensation benefits to participants in such amounts as the Compensation Committee may determine. Subject to the satisfaction of vesting requirements, the non-elective deferrals will also be deferred until one or more specified payment dates or termination of employment, as designated by the participant in accordance with the election rules set forth in the Deferred Compensation Plan. Pursuant to the terms of their employment agreements, Messrs. Standley and Martindale are entitled to receive annual non-elective deferrals of $200,000 and $50,000, respectively.

Elective deferrals are 100% vested at all times. Non-elective deferrals become vested upon the earliest to occur of: (i) completion of one year of service following the award (or as otherwise determined by the Compensation Committee); (ii) the participant’s death or disability while an employee; (iii) the participant’s retirement at or after age 65 (or earlier retirement under the Company’s pension plan); or (iv) a Change of Control of the Company (as defined in the Deferred Compensation Plan).  Pursuant to the terms of their employment agreements, the annual non-elective deferrals of Messrs. Standley and Martindale are subject to one-year vesting requirements (measured from the crediting date of each award).

Deferred amounts will be credited with earnings based on hypothetical investment in the Vanguard Prime Money Market Fund 2003 (the “Fund”) or such other mutual fund designated by the participant from a list of funds approved by the Committee from time to time. Currently, both Messrs. Standley and Martindale are being credited with earnings (approximately 4.8%) based on a hypothetical investment in the Fund.

Payout of deferred amounts (with earnings thereon) will be made in cash in a lump sum or in installments over 5, 10 or 15 years, as designated by the participant, net of applicable withholding taxes. Due to tax law constraints, so long as the Company’s stock is publicly traded, any amounts payable within six months of termination of employment (other than by reason of death) will automatically be delayed until six months after termination of employment.

In the event of the participant’s death or disability or the occurrence of a Change of Control (as defined), any remaining unpaid amounts will be paid in a lump sum to the participant (or, in the case of death, to the participant’s spouse or other designated beneficiary).

In the event of an “unforeseeable financial emergency” (as defined), a participant may request an accelerated payout of elective deferrals and/or vested non-elective deferrals.

Amounts deferred under the Deferred Compensation Plan represent at all times an unfunded and unsecured obligation of the Company. The Company is not obligated to set aside any assets for payment of benefits under the Deferred Compensation Plan, and any assets which are set aside will remain the general, unpledged unrestricted assets of the Company.

The Compensation Committee is authorized to make and enforce appropriate rules for the administration of the Deferred Compensation Plan and to decide all questions that may arise in connection with the Deferred Compensation Plan. The Company is obligated to indemnify the members of the Compensation Committee for all actions taken with respect to the Deferred Compensation Plan.

The Company reserves the right to amend or terminate the Deferred Compensation Plan at any time, provided that no amendment or termination may adversely affect a participant’s prior deferrals without his or her consent.

The following table provides information as of February 3, 2007 for participating NEOs with respect to the Deferred Compensation Plan.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	in Last FY	in Last FY	Last FY	Distributions	at Last FYE
	($)	($)(1)	($)	($)	($)
John Standley	—	200,000	14,517	—	417,434
Frank Vitrano	—	—	—	—	—
Ken Martindale	—	50,000	2,643	—	102,831
Bob Joyce	—	—	—	—	—
Mark Kramer	—	—	—	—	—

(1)          Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table.

Employment Agreements; Potential Payments Upon Termination or Change of Control

John Standley

On August 23, 2005, John T. Standley and Pathmark entered into an employment agreement (the “Standley Employment Agreement”) pursuant to which Mr. Standley agreed to serve as Chief Executive Officer of Pathmark. The term of the Standley Employment Agreement is for an initial period of three years, beginning on August 29, 2005 (the “Standley Effective Date”), renewing automatically for successive one-year periods unless either party gives notice of non-renewal at least 180 days before the end of the then term.

As compensation under the Standley Employment Agreement, Mr. Standley has an annual base salary of $900,000 and a target annual bonus under the EIP equal to 100% of annual base salary. Mr. Standley also received a signing bonus of $335,000. Mr. Standley is eligible to participate in the employee benefit plans of Pathmark made available generally to executive officers other than an individual supplemental retirement agreement.

As required under the Standley Employment Agreement, on August 23, 2005, Pathmark granted Mr. Standley (i) an option to purchase an aggregate of 1,500,000 shares of Common Stock at an exercise price equal to $10.39, the closing price of the shares on the date of grant, and (ii) effective on the Standley Effective Date, an award of restricted stock consisting of 500,000 restricted shares of Common Stock. The option vests and becomes exercisable in three annual installments beginning on the first anniversary of the Standley Effective Date and the restricted stock vests in twelve quarterly installments beginning three months after the Standley Effective Date.

Under the Standley Employment Agreement, in the event that Mr. Standley’s employment is terminated by Pathmark without “cause” or Mr. Standley resigns for “good reason” (an “Involuntary Termination”), Pathmark will pay Mr. Standley  his salary and target bonus (collectively, the “Standley Severance Amount”) for a period of two years following the date of such termination. In the event of an Involuntary Termination on or after a “change in control” as defined in the Standley Employment Agreement or within six months prior to a change in control, the Standley Severance Amount shall be paid in an immediate lump sum. Additionally, in the event of an Involuntary Termination, (i) Mr. Standley’s restricted stock will vest in full, and (ii) his stock option will vest in full if such termination is on or after the first anniversary of the Standley Effective Date. Mr. Standley’s stock option and restricted stock will also vest in full immediately prior to the occurrence of a change in control. Pathmark will pay Mr. Standley a “gross up” in the event that he becomes subject to the excise tax on golden parachute payments under the

Code. In addition, in the event of an Involuntary Termination, he will be entitled to continued medical coverage under the Company’s health plans for a period of one year following his date of termination.

As used in the Standley Employment Agreement, termination of his employment for “cause” is defined generally as termination because of a felony conviction, perpetration by him of a material dishonest act or fraud against Pathmark, his material breach of the Standley Employment Agreement or his willful and repeated failure to perform material duties of employment. Termination by Mr. Standley for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of his compensation or other material breach of the Standley Employment Agreement, because of a material and adverse change in Mr. Standley’s duties or reporting responsibilities with Pathmark, or because of the failure to re-elect Mr. Standley as the Chief Executive Officer and most senior officer of the Company, any successor thereto, or if the Company becomes a subsidiary of another public company, such public company .

For a period of up to one year following the termination of his employment during the term of the Standley Employment Agreement, Mr. Standley will be subject to a covenant not to compete with the business of Pathmark and not to solicit Pathmark’s employees or providers of products or services to Pathmark.

In addition to the base salary and bonus provisions of the Standley Employment Agreement and in lieu of his participating in Pathmark’s supplemental retirement plan, Mr. Standley participates in the Deferred Compensation Plan. Under the Deferred Compensation Plan, the Company shall credit $200,000 to an individual account established for Mr. Standley or the Standley Effective Date and on each anniversary of the Standley Effective Date during the term of the Standley Employment Agreement. Mr. Standley is able to select among a choice of earnings indexes, and his account is credited with earnings which mirror the investment results of selected indexes. Mr. Standley’s account balance shall vest and shall be non-forfeitable on the day before the first anniversary of the date such amount was first credited, or, if earlier, immediately prior to a change in control. Mr. Standley will receive his vested account balance upon the date of his termination of employment.

Kenneth Martindale

On December 14, 2005, Kenneth Martindale and Pathmark entered into an employment agreement (the “Martindale Employment Agreement”) pursuant to which Mr. Martindale agreed to serve as President and Chief Marketing and Merchandising Officer of Pathmark. The term of the Employment Agreement is for an initial period of three years, beginning on January 1, 2006 (the “Martindale Effective Date”), renewing automatically for successive one-year periods, unless either party gives notice of non-renewal at least ninety 90 days before the end of the then term.

As compensation under the Martindale Employment Agreement, Mr. Martindale has an annual base salary of $500,000 and a target annual bonus equal to 100% of annual base salary. Mr. Martindale is eligible to participate in the employee benefit plans of Pathmark made available generally to executive officers (other than a supplemental retirement agreement) and is entitled to an annual credit of $50,000 to an individual account established under the Deferred Compensation Plan beginning on the Martindale Effective Date and on each anniversary thereof during the term of the Martindale Employment Agreement.

As required under the Martindale Employment Agreement, on December 14, 2005, Pathmark granted Mr. Martindale (i) effective on the Martindale Effective Date, an option to purchase an aggregate of 500,000 shares of Common Stock at an exercise price equal to the Fair Market Value (as defined in the Martindale Employment Agreement) of Common Stock on the Martindale Effective Date, and (ii) effective on the Martindale Effective Date, an award of restricted stock consisting of 200,000 restricted shares of Common Stock. The option vests and becomes exercisable in three annual installments beginning on the first anniversary of the Martindale Effective Date, and the restricted stock vests in twelve quarterly installments beginning on March 31, 2006 and each June 30th, September 30th, December 31st and March 31st thereafter until the award shares are fully vested.

Under the Martindale Employment Agreement, in the event that Mr. Martindale’s employment is terminated by Pathmark without “cause” or Mr. Martindale resigns for “good reason” (collectively, a “Martindale Involuntary Termination”), Pathmark will pay Mr. Martindale his salary and target bonus (the “Martindale Severance Amount”) for a period of two years following the date of termination (the “Martindale Severance Period”). In the event of a Martindale Involuntary Termination on or after a change in control (as defined in the Martindale Employment Agreement) or within six months prior to a change in control, the Martindale Severance Amount shall be paid in an immediate lump sum. In addition, in the event of a Martindale Involuntary Termination, Mr. Martindale’s restricted stock and stock options will vest in full. Mr. Martindale’s stock options and restricted stock will also vest in full immediately prior to the occurrence of a change in control. Mr. Martindale will also be entitled to continued medical coverage under the Company’s health plan for a period of one year following his date of termination.

As used in the Martindale Employment Agreement, termination of his employment for “cause” is defined generally as termination because of a felony conviction, perpetration by him of a material dishonest act or fraud against Pathmark, his material breach of the employment agreement, or his willful and repeated failure to perform material duties of employment. Termination by Mr. Martindale for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of his compensation or other material breach of the Martindale Employment Agreement, because of a material and adverse change in Mr. Martindale’s duties or reporting responsibilities with Pathmark, or because of Pathmark’s failure to re-elect Mr. Martindale as President and Chief Marketing and Merchandising Officer of the Company or any successor thereto, or if the Company becomes a subsidiary of another public company, such public company.

During the Martindale Severance Period, Mr. Martindale agrees not to compete with the business of Pathmark and not to solicit Pathmark’s employees or providers of products or services to Pathmark.

Frank Vitrano

On December 22, 2005 (the “Vitrano Effective Date”), Pathmark and Frank Vitrano entered into an amendment to Mr. Vitrano’s employment agreement (the “Amended Agreement”) pursuant to which Mr. Vitrano agreed to serve as President and Chief Financial Officer. The Amended Agreement has a two-year term, which renews automatically each year for an additional one-year term unless proper notice of termination is provided by either party to the other of such party’s desire to terminate the Amended Agreement. The Amended Agreement provides for an annual base salary that will be reviewed at the discretion of the Compensation Committee (currently $564,100), but limits any reduction in base salary. The Amended Agreement also provides that Mr. Vitrano shall be entitled to participate in the EIP with an annual target bonus of 100% of annual base salary and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark, or as may be deemed appropriate by the Compensation Committee.

As required under the Amended Agreement, on the Vitrano Effective Date, the Compensation Committee, pursuant to the EEP, granted Mr. Vitrano (i) an option to purchase an aggregate of 600,000 shares of Common Stock at an exercise price equal to $10.13, and (ii) an award of restricted stock consisting of 100,000 restricted shares of Common Stock. The option vests and becomes exercisable in three annual installments beginning on the first anniversary of the Vitrano Effective Date, and the restricted stock will vest in twelve quarterly installments beginning three months after the Vitrano Effective Date.

Under the Amended Agreement, in the event  that Mr. Vitrano’s employment is terminated by Pathmark without “cause” or Mr. Vitrano resigns for “good reason” (collectively, a “Vitrano Involuntary Termination”), Pathmark will pay Mr. Vitrano his salary and target bonus (the “Vitrano Severance Amount”) for a period of two years following the date of termination (the “Vitrano Severance Period”). In the event of a Vitrano Involuntary Termination on or after a “change in control” (as defined in the Amended Agreement) or within six months prior to a change in control, the Vitrano Severance Amount shall be paid in an immediate lump sum. In addition, in the event of a Vitrano Involuntary Termination, Mr. Vitrano’s restricted stock, restricted stock units and stock option will vest in full. Mr. Vitrano’s  stock option, restricted stock units and restricted stock will also vest in full immediately prior to the occurrence of a change in control). Mr. Vitrano will also be entitled to continued coverage under the Company’s health and insurance plans during said two-year period.

The Amended Agreement contains an agreement by Mr. Vitrano not to compete with the business of Pathmark and not to solicit Pathmark’s employees or providers of products or services to Pathmark during the Vitrano Severance Period.

Termination of Mr. Vitrano’s employment for “cause” is defined generally as termination because of a felony conviction, perpetration by Mr. Vitrano of a material dishonest act or fraud against Pathmark, Mr. Vitrano’s material breach of the Amended Agreement or willful and repeated failure to perform material duties of employment. Termination by Mr. Vitrano for good reason is defined generally as resignation because of Pathmark’s failure to pay a material amount of his compensation or other material breach of the Amended Agreement, because of Pathmark’s failure to extend the term of the Amended Agreement, the failure of Mr. Vitrano to report directly to the Chief Executive Officer or because of a material, adverse reduction or diminution in his title, duties, positions or responsibilities with Pathmark.

Robert Joyce and Mark Kramer

Pathmark has entered into employment agreements with each of Messrs. Joyce and Kramer. Each of the employment agreements (the “Employment Agreements”) has a two-year term, which renews automatically each year for an additional one-year term unless proper notice of termination is provided by either party.

Each Employment Agreement provides for an annual base salary that will be reviewed at the discretion of the Compensation Committee, but limits any reduction in base salary. Each of the Employment Agreements also provides that the executive shall be entitled to participate in the EIP and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark, or as may be deemed appropriate by the Compensation Committee.

The Employment Agreements contain agreements by the executives not to compete with Pathmark as long as they are receiving payments under their respective Employment Agreements.

Under the Employment Agreements, in the event of the executive’s “involuntary termination,” the executive is entitled to receive his base salary and continued coverage under health and insurance plans for a period of two years from the date of such “involuntary termination.” As used in the Employment Agreements, “involuntary termination” means termination of the executive’s employment by Pathmark other than for “cause” or termination by the executive for “good reason.” Termination of the executive’s employment for “cause” is defined generally as termination because of a felony conviction, perpetration by the executive of a material dishonest act or fraud against Pathmark, the executive’s material breach of the Employment Agreement or willful and repeated failure to perform material duties of employment. Termination by the executive for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of the executive’s compensation or other material breach of the Employment Agreement, because of Pathmark’s failure to extend the term of the Employment Agreement, or because of a material, adverse reduction or diminution in the executive’s title, duties, positions or responsibilities with Pathmark.

The tables set forth below illustrate the amount of severance benefits and other benefits that would have been payable to each of the Named Executive Officers upon a termination of employment, either absent or following a change of control (“CoC”), on February 3, 2007.

John Standley

	Dismissal without Cause		Dismissal without Cause or
Executive Benefits and Payments	or Resignation for Good		Resignation for Good
Upon Termination	Reason (absent a CoC)	Retirement	Reason (following CoC)
Salary-Based Severance(1)	$1,800,000	$0	$1,800,000
Bonus-Based Severance(2)	$1,800,000	$0	$1,800,000
Pro-rata Current Year Bonus(3)	$0	$0	$0
Unpaid Prior Year Bonus(4)	$385,269	$0	$917,305
Restricted Stock Units Accelerated Vesting(5)	$3,265,360	$0	$3,265,360
Stock Options Accelerated Vesting(5)	$810,000	$0	$810,000
Welfare Benefits Continuation(6)	$10,334		$10,334
“Golden Parachute” Tax Gross-up Payment(7)	N/A	N/A	$0
Qualified Pension Plan(8)	$0	$0	$0
Excess Benefit Plan(8)	$0	$0	$0
Supplemental Retirement Agreement(8)	N/A	N/A	N/A
Deferred Compensation Plan(9)	$283,333	$200,000	$400,000
Total	$8,354,296	$200,000	$9,002,999

Kenneth Martindale

Executive Benefits and Payments Upon Termination	Dismissal without Cause or Resignation for Good Reason (absent a CoC)	Retirement	Dismissal without Cause or Resignation for Good Reason (following CoC)
Salary-Based Severance(1)	$1,000,000	$0	$1,000,000
Bonus-Based Severance(2)	$1,000,000	$0	$1,000,000
Pro-rata Current Year Bonus(3)	$0	$0	$0
Unpaid Prior Year Bonus(4)	$214,038	$0	$214,038
Restricted Stock Units Accelerated Vesting(5)	$1,493,274	$0	$1,493,274
Stock Options Accelerated Vesting(5)	$403,333	$0	$403,333
Welfare Benefits Continuation(6)	$6,352	$0	$6,352
“Golden Parachute” Tax Gross-up Payment(7)	N/A	N/A	$0
Qualified Pension Plan(8)	N/A	N/A	N/A
Excess Benefit Plan(8)	N/A	N/A	N/A
Supplemental Retirement Agreement(8)	N/A	N/A	N/A
Deferred Compensation Plan(9)	$54,167	$50,000	$100,000
Total	$4,171,164	$52,643	$4,216,997

Frank Vitrano

	Dismissal without Cause		Dismissal without Cause or
Executive Benefits and Payments	or Resignation for Good		Resignation for Good
Upon Termination	Reason (absent a CoC)	Retirement	Reason (following CoC)
Salary-Based Severance(1)	$1,128,200	$0	$818,406
Bonus-Based Severance(2)	$1,128,200	$0	$1,128,200
Pro-rata Current Year Bonus(3)	$0	$0	$0
Unpaid Prior Year Bonus(4)	$239,420	$0	$239,420
Restricted Stock Units Accelerated Vesting(5)	$785,680	$0	$785,680
Stock Options Accelerated Vesting(5)	$476,750	$0	$476,750
Welfare Benefits Continuation(6)	$10,375	$0	$10,375
“Golden Parachute” Tax Gross-up Payment(7)	N/A	N/A	$0
Qualified Plan(8)	$438,521	$438,521	$438,521
Excess Plan(8)	$868,800	$868,800	$868,800
Supplemental Retirement Agreement(8)	$602,372	$602,372	$602,372
Deferred Compensation Plan(9)	N/A	N/A	N/A
Total	$5,678,317	$1,909,692	$5,368,523

Robert Joyce

Executive Benefits and Payments Upon Termination	Dismissal without Cause or Resignation for Good Reason (absent a CoC)	Retirement	Dismissal without Cause or Resignation for Good Reason (following CoC)
Salary-Based Severance(1)	$639,080	$0	$639,080
Bonus-Based Severance(2)	$0	$0	$0
Pro-rata Current Year Bonus(3)	$0	$0	$0
Unpaid Prior Year Bonus(4)	$82,072	$0	$82,072
Restricted Stock Units Accelerated Vesting(5)	$127,400	$0	$127,400
Stock Options Accelerated Vesting(5)	$111,819	$0	$111,819
Welfare Benefits Continuation(6)	$27,689	$0	$27,689
“Golden Parachute” Tax Gross-up Payment(7)	N/A	N/A	$0
Qualified Plan(8)	$686,868	$686,868	$686,868
Excess Plan(8)	$733,151	$733,151	$733,151
Supplemental Retirement Agreement(8)	$551,103	$551,103	$551,103
Deferred Compensation Plan(9)	N/A	N/A	N/A
Total	$2,959,183	$1,971,123	$2,959,183

Mark Kramer

Executive Benefits and Payments Upon Termination	Dismissal without Cause or Resignation for Good Reason (absent a CoC)	Retirement	Dismissal without Cause or Resignation for Good Reason (following CoC)
Salary-Based Severance(1)	$520,000	$0	$520,000
Bonus-Based Severance(2)	$0	$0	$0
Pro-rata Current Year Bonus(3)	$0	$0	$0
Unpaid Prior Year Bonus(4)	$66,150	$0	$66,150
Restricted Stock Units Accelerated Vesting(5)	$127,400	$0	$127,400
Stock Options Accelerated Vesting(5)	$111,819	$0	$111,819
Welfare Benefits Continuation(6)	$8,643	$0	$8,643
“Golden Parachute” Tax Gross-up Payment(7)	N/A	N/A	$0
Qualified Plan(8)	$594,754	$594,754	$594,754
Excess Plan(8)	$95,200	$95,200	$95,200
Supplemental Retirement Agreement(8)	$382,071	$382,071	$382,071
Deferred Compensation Plan(9)	N/A	N/A	N/A
Total	$1,906,037	$1,072,025	$1,906,037

(1)          The Salary-Based Severance is as of February 3, 2007.  The Salary-Based Severance amount is generally paid in the form of salary continuation for two years in the event of a dismissal without cause or a resignation for good reason absent a change in control.  The amount shown is the total amount of the payments.  In the event of a dismissal without cause or a resignation for good reason following a change in control, the Salary-Based Severance is paid as an immediate lump sum with respect to Messrs. Standley, Martindale and Vitrano, and as salary continuation over two years with respect to Messrs. Joyce and Kramer.  The amount shown is the total amount of the payments except for Mr. Vitrano.  With respect to Mr. Vitrano, the Salary-Based Severance amount is reduced pursuant to the Amended Agreement such that the total golden parachute payments are $1 less than the golden parachute threshold.

(2)          The Bonus-Based Severance amount is as of February 3, 2007. The Bonus-Based Severance amount is equal to two times the target annual bonus under the EIP on the date of the termination, with respect to Messrs. Standley, Vitrano and Martindale, and payable to each of them in an immediate lump sum upon a change in control. Absent a change in control, the Bonus-Based Severance amount would be paid over two years.

(3)          The Pro-rata Current Year Bonus is the target annual bonus for the fiscal year in which the date of termination occurs, prorated based upon the number of days occurring in such year through and including the date of termination.

(4)          The Unpaid Prior Year Bonus is the bonus amount earned for fiscal 2006 but not paid as of the date of termination.

(5)          Estimated full cash-out value of unvested stock options and restricted stock awards outstanding on February 3, 2007.

(6)          Estimated value (not present value) of Company-provided health and welfare coverage during the two-year severance period for Messrs. Vitrano, Joyce and Kramer. Messrs. Standley and Martindale receive medical coverage for only one year.

(7)          The amount payable in respect of any golden parachute excise tax under with Section 280G of the Code following a change in control on February 3, 2007. Pursuant to the Amended Agreement,

Mr. Vitrano’s severance will be reduced to $1 less than three times the base amount (as defined in Section 280G(b)(3) of the Code) because the net after tax amount of such reduced payments is greater than if the payments had not been so reduced and the excise tax had applied.

(8)          Values represent the present value of benefits under the Qualified Plan, the Excess Plan and the SRAs as of the date of termination.   Qualified Plan and Excess Plan benefits are assumed to commence at age 55 while SRA benefits are assumed to commence at age 60. Present values are calculated using the same 6.00% discount rate employed in financial accounting as of December 31, 2006, and mortality after assumed benefit commencement is based on the RP2000 mortality table (no mortality is assumed prior to assumed benefit commencement).

(9)          The Deferred Compensation Plan for Messrs. Standley and Martindale is an account that is credited on each respective anniversary of the first day of their employment. The account balance vests and is non-forfeitable on the day before the first anniversary of the date the amount was credited. If employment had been terminated absent a change of control, a prorated portion of the unvested account balance based on the number of months elapsed in the applicable vesting period prior to the date of termination shall vest. If employment had been terminated in the event of a change of control, the unvested amount shall vest immediately. Does not include credited earnings based on a hypothetical investment in the Fund.

PROPOSAL 2: RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte as the Company’s independent registered public accountants for fiscal year 2007. This selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of Deloitte will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of Deloitte as our independent registered public accountants for fiscal year 2007.

Audit Firm Fee Summary

During fiscal 2005 and fiscal 2006, the Company retained its independent registered public accountants, Deloitte, to provide services in the following categories and amounts.

	2005	2006
Audit	$1,978,600	$2,112,000
Audit Related	148,600	88,770
Tax Fees	73,000	88,900
All Other Fees	12,300	365,430
	$2,212,500	$2,655,100

Audit Fees.   This category includes fees for the audits of the Company’s consolidated financial statements and the audits of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.   This category includes fees for assurance and related services by the independent registered public accountants that are reasonably related to the performance of the audits or reviews of the financial statements, and are not reported above under “Audit Fees”, and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees.   This category includes fees for professional services rendered by the independent registered public accountants for tax compliance, tax planning, tax advice and preparation of tax forms.

All Other Fees.   This category includes fees for products and services provided by the independent registered public accountants that are not reported above under “Audit Fees”, “Audit-Related Fees”, or “Tax Fees”. In fiscal 2006 this amount is related to work performed in connection with the Merger Agreement

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Deloitte in fiscal 2006 and determined that such services and fees were compatible with the independence of registered public accountants.

Policy for Approval of Audit and Non-Audit Services

All of the services performed by the independent registered public accountants in fiscal 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent registered public accountants may perform. The policy also requires that each year a description of the services expected to be performed by the independent registered public accountants during the following fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. Any proposed services exceeding the pre-approval fee levels will require separate pre-approval by the Audit Committee.

Audit Committee Report(1)

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s financial and operational matters involving accounting, internal and independent auditing, internal controls and financial reporting. The Audit Committee is composed of three directors, each of whom is independent as defined by the Nasdaq listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are accountable to the Audit Committee and the Board of Directors and are responsible for performing an independent audit of the Company’s consolidated financial statements, in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee, in Fiscal 2006, reviewed the overall audit scope, plans and results of the audit engagement, and met with management and the independent registered public accountants to review and discuss the audited consolidated financial statements for the year ended February 3, 2007. Prior to the filing of each requisite quarterly report with the SEC, the Audit Committee reviewed any significant issues arising out of the independent registered public accountants unaudited quarterly review. The Audit Committee also discussed with the Company’s senior management and independent registered public accountants the process used for certification by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings. The Audit Committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and SEC Rule 2-07 of Regulation S-X. The Audit Committee also received written disclosures from the independent registered public accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accountants’ independence. On the basis of its review, the Audit Committee determined that the independent registered public accountants have the requisite independence. The Audit Committee also discussed with management, as well as the independent registered public accountant and internal auditors, the quality and adequacy of the Company’s internal controls and elicited recommendations for increases in controls.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 for filing with the SEC.

THE AUDIT COMMITTEE
Bruce Hartman (Chairman)
David Jessick
Larry Katzen

(1)          The material in this report is not “soliciting material”, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

ANNUAL REPORT

A copy of the 2006 Annual Report to Stockholders on Form 10-K, which includes the financial statements (but excludes Form 10-K exhibits), is being mailed to each stockholder of record as of the Record Date, together with the proxy materials.

DEADLINE FOR STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s Proxy Statement, any proposal of an eligible stockholder must be in writing and received by the Secretary of the Company at its principal executive offices located at 200 Milik Street, Carteret, New Jersey 07008 no later than January 16, 2008 in order to be considered for inclusion in the 2008 Proxy Statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement but is instead sought to be presented directly at the 2008 annual meeting, under our by-laws and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees, and/or an item of business to be introduced at an annual meeting of stockholders, must be submitted in writing to the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008. A notice of intention to propose an item of business must set forth as to each proposal (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the proposing stockholder’s name and address, (iii) the class and number of shares of Common Stock which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. A notice of intention to nominate a director must include certain information regarding the nominee and contain the nominee’s consent to serve, if elected. A notice of intention to introduce a nomination or proposed item of business at the Company’s 2008 annual meeting must be received by the Company:

•       no earlier than 90 but no later than 60 days in advance of the one year anniversary of the Annual Meeting, if the 2008 annual meeting is to be held within 30 days before or after the one year anniversary of the Annual Meeting; or

•       by the tenth day following the date of public disclosure of the date of the meeting in all other cases.

OTHER BUSINESS

The Company knows of no other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote or act with respect to such matters in accordance with their best judgment. The affirmative vote of the holders of the majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required for approval of any such other matters that are properly brought before the Annual Meeting.

By Order of the Board of Directors,
May 11, 2007
Marc A. Strassler
Senior Vice President
Secretary and General Counsel

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.	Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

	FOR ALL	WITHHELD FOR ALL	FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐ 2. Approval of Deloitte & Touche LLP as independent registered public accountants for 2007.	☐	☐	☐

Messrs. 01 Michael R. Duckworth, 02 Daniel H. Fitzgerald, 03 Bruce Hartman, 04 David R. Jessick, 05 Larry R. Katzen, 06 Gregory Mays, 07 Sarah E. Nash, 08 John T. Standley, 09 Ira Tochner and 10 John J. Zillmer

3. In their discretion, the Proxyholders are authorized to vote upon such other matters that may properly come before the Meeting or any adjournments thereof.

WITHHELD FOR: (Write that nominee’s name in the space provided below)

If you plan to attend the Annual ☐ Meeting, please mark the box.

Signature		Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Dear Stockholder:

On behalf of the Board of Directors of Pathmark Stores, Inc., thank you for your continued interest and support.

We realize that many of you may be unable to attend our Annual Meeting of Stockholders in June. Because your vote is important, we encourage you to promptly complete and return your proxy.

Regards,

David R. Jessick, Chairman

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PROXY

PATHMARK STORES, INC.

200 Milik Street

Carteret, New Jersey 07008

Proxy for Annual Meeting of Stockholders, June 14, 2007

(The Solicitation of This Proxy is Made on Behalf of the Board of Directors)

The undersigned hereby appoints John T. Standley, Frank G. Vitrano and Marc A. Strassler, or a majority of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Pathmark Stores, Inc. to be held at 200 Milik Street, Carteret, New Jersey, on Thursday, June 14, 2007 at 10:00 A.M. local time, and at any adjournment thereof, and to vote all the shares of stock the undersigned would be entitled to vote if personally present.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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